PRESS RELEASE
FOR IMMEDIATE RELEASE

      Owosso, Michigan - March 9, 2001 -- The Colonel's International, Inc. (NASDAQ; COLO), ("The Colonel's) is changing its name to Sports Resorts International, Inc. to reflect the increasing prominence of the sports related segment of its business. The Colonel's received the written consent of its majority stockholders approving the name change and will begin doing business as Sports Resorts International, Inc. while its name change is being finalized. Effective, Monday, March 12, 2001, The Colonel's NASDAQ ticker symbol will be changed to SPRI.

      The Colonel's is in the development stages of a 340 acre Sports and Entertainment Complex ("The Complex") located along 5,280 feet of frontage on I-75 North and 4,200 feet on Mt. Morris Road with easy access to and from I-75 at the Mt. Morris Road exit. Approximately 76,000 vehicles pass by The Complex daily, as The Complex is located within one and one-half hour drive of 95% of the population living in Michigan, Toledo, Ohio, Sarnia and Windsor Canada. The Complex will consist of a 30,000 seat Coliseum, an 11,000 seat Domed Stadium, a 117 room Sport Theme Hotel, and a combined Gas Station, Convenience and Souvenir Store. The Complex will have 130 acres of parking.

      Currently, The Colonel's through a subsidiary, owns and operates a multi-purpose motor sports facility, located near Brainerd, Minnesota. This NHRA approved track is in the final stages of completing a new (12) twelve unit, (2) two bedroom condominium, located on the track. This brings the total to (18) eighteen units now available for lease or sale.

      The Colonel's is also engaged in the manufacturing and sale of truck bedliners from its Owosso, Michigan location.

      Certain statements included in this press release are "forward-looking" statements. Such forward-looking statements involved uncertainties that could significantly affect the performance or financial results of The Colonel's in the future. The effect on The Colonel's of such forward-looking statements may be impacted by financial, economic, regulatory and political conditions or additional factors unknown to The Colonel's at this time. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Colonel's does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      For further information, contact Donald J. Williamson, Chairman of the Board and Chief Executive Officer at (810) 732-7400.